EXHIBIT (i)

                            STROOCK & STROOCK & LAVAN
                              SEVEN HANOVER SQUARE
                          NEW YORK, NEW YORK 10004-2594


                                                                  (212) 806-5400



                                             October 1, 1986

Dreyfus Strategic Income
666 Old Country Road
Garden City, New York  11530

Gentlemen:

          We have acted as counsel to Dreyfus Strategic Income (the "Fund") in connection with the preparation of a Registration Statement on Form N-1A, Registration No. 33-7172 (the "Registration Statement"), covering shares of beneficial interest (the "Shares") of the Fund.

          We have examined copies of the Agreement and Declaration of Trust and By-Laws of the Fund, the Registration Statement and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

          Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. As to various questions arising under the laws of the Commonwealth of Massachusetts, we have relied on the opinion of Messrs. Ropes & Gray, a copy of which is attached hereto. Qualifications set forth in their opinion are deemed incorporated herein.

          Based upon the foregoing, we are of the opinion that the Shares of the Fund to be issued in accordance with the terms of the offering as set forth in the Prospectus included as part of the Registration Statement, when so issued and paid for, will constitute validly authorized and issued Shares, fully paid and non-assessable by the Fund.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any Distributor or dealer in connection with the registration and qualification of the Fund or its Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,


                                   STROOCK & STROOCK & LAVAN

                                  ROPES & GRAY
                               225 FRANKLIN STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 423-6100

                                 October 1, 1986


Stroock & Stroock & Lavan
Seven Hanover Square
New York, New York 10004

Gentlemen:

     We are furnishing this opinion in connection with the proposed offer and sale from time to time by Dreyfus Strategic Income, a Massachusetts business trust (the "Trust"), of an indefinite number of shares of beneficial interest (the "Shares") of the Trust pursuant to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933.

     We are familiar with the action taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust, as amended to date, on file at the Office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purposes of this opinion.

     We assume that, upon sale of the Shares, the Trust will receive the net asset value thereof. We also assume that, in connection with any offer and sale of the Shares, the Trust will take proper steps to effect compliance with applicable federal and state laws regulating offerings and sales of securities.

     Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold and the authorized consideration therefor is received by the Trust, they will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

                                   Very truly yours,



                                  Ropes & Gray